Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Second Quarter 2020 Results
Reintroduces Full-Year Guidance
STAMFORD, Conn. – July 29, 2020 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2020 and reintroduced full-year 2020 guidance.

Second Quarter 2020 Highlights
•Total revenue of $1.939 billion, including rental revenue1 of $1.642 billion.
•Fleet productivity2 decreased 13.6% year-over-year, reflecting the impact of COVID-19 on volumes; trends improved through the quarter with OEC-on-Rent at the end of June almost 14% above its April trough.
•Net income of $212 million with net income margin3 of 10.9%. GAAP diluted earnings per share of $2.93, and adjusted EPS3 of $3.68.
•Adjusted EBITDA3 of $899 million, with adjusted EBITDA margin3 of 46.4%, aided by aggressive cost management.
•$817 million of net cash from operating activities; free cash flow4 of $817 million, including gross rental capital spending of $145 million.
•Total liquidity at June 30, 2020 of $3.823 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We’re pleased with our second quarter results, which reflect both the flexibility and resiliency of our business model. Our employees did an outstanding job of executing our cost initiatives, while helping our customers operate safely in the midst of the pandemic. I’m inspired by our team’s commitment to our company and the communities we serve.”
Flannery continued, “We saw a steady recovery in volume beginning in mid-April, which gave us good momentum into the start of our busy season. While visibility is still limited, near-term indicators suggest that the second half of 2020 may track to seasonal patterns in the majority of our markets. Based on this, we have reintroduced guidance. Should things change, our continued focus on cost and capital discipline, along with our strong balance sheet and robust cash generation, will allow us to respond swiftly.”

_______________
1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information
3.Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Free cash flow is a non-GAAP measure. See the table below for a reconciliation to the most comparable GAAP measure.

2020 Outlook
The company has reintroduced full-year 2020 guidance with the following outlook:

	2020 Outlook	2019 Actual
Total revenue	$8.05 billion to $8.45 billion	$9.351 billion
Adjusted EBITDA[5]	$3.6 billion to $3.8 billion	$4.355 billion
Net rental capital expenditures after gross purchases	$50 million to $150 million, after gross purchases of $800 million to $900 million	$1.301 billion net, $2.132 billion gross
Net cash provided by operating activities	$2.25 billion to $2.55 billion	$3.024 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$2.0 billion to $2.2 billion	$1.592 billion
Update on Business Response to COVID-19
The company’s response plan continues to focus on the five work-streams it highlighted last quarter, including employee safety and well-being, supporting customers, aggressively managing both capital expenditures and costs, and maximizing liquidity. While the company’s operational and financial results in the second quarter were significantly impacted by the economic conditions arising from the pandemic, including the effect of shelter-in-place orders and other market restrictions, the response plan helped mitigate the impact.
Summary of Second Quarter 2020 Financial Results
•Rental revenue for the quarter was $1.642 billion, reflecting a decrease of 16.2% year-over-year. Rental revenue remained down year-over-year throughout the quarter, primarily due to the impact of the pandemic.
•Fleet productivity for the quarter decreased 13.6% year-over-year, primarily due to lower rental volumes. Rental volume trends improved throughout the quarter, with OEC-on-Rent at the end of June almost 14% above its April trough.
•Used equipment sales in the quarter generated $176 million of proceeds at a GAAP gross margin of 40.3% and an adjusted gross margin of 46.0%6; this compares with $197 million at a GAAP gross margin of 41.1% and an adjusted gross margin of 49.2% for the same period last year. Used equipment proceeds in the quarter were approximately 53.8% of original equipment cost ("OEC"). The year-over-year decrease in adjusted gross margin was primarily due to changes in pricing and the mix of equipment sold.

_______________
5.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
6.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

•Net income for the quarter decreased 21.5% year-over-year to $212 million, while net income margin decreased 90 basis points to 10.9%. Gross margin decreased 360 basis points year-over-year. Gross margin from equipment rentals decreased 390 basis points year-over-year, with 370 basis points of the margin decline due to depreciation expense, which was largely flat with 2019, but increased significantly as a percentage of revenue. The impact of the gross margin decrease on net income margin was partially offset by lower year-over-year 1) income tax expense, 2) net interest expense and 3) selling, general and administrative ("SG&A") expense as a percentage of revenue. Income tax expense decreased primarily due to the release of a valuation allowance on foreign tax credits. Net interest expense decreased due to a $32 million debt redemption loss in the second quarter of 2019, and decreases in average debt and the average cost of debt. SG&A expense as a percentage of revenue decreased primarily due to significant reductions in professional fees and travel and entertainment expenses, partially offset by an increase in salaries, net of reduced bonuses, as a percentage of revenue.
•Adjusted EBITDA for the quarter decreased 16.2% year-over-year to $899 million, while adjusted EBITDA margin decreased 50 basis points to 46.4%. The decrease in adjusted EBITDA margin reflected the following matters that are discussed in more detail above: 1) a decrease in gross margin and 2) a reduction in adjusted used equipment sales gross margin, partially offset by 3) a decrease in SG&A expense as a percentage of revenue. The decrease in adjusted EBITDA margin also reflects a reduction in the proportion of revenues from higher margin (excluding depreciation) equipment rentals.
•General rentals segment had a 17.8% year-over-year decrease in rental revenue to $1.255 billion for the quarter. Rental gross margin decreased by 540 basis points to 33.4%, with 440 basis points of the margin decline due to depreciation expense, which was largely flat year-over-year, but increased as a percentage of revenue. The remaining 100 basis point decline in rental gross margin was primarily due to the impact of COVID-19 on revenues, mitigated by actions the company has taken to manage costs, such as the reduction of overtime and temporary labor, and the leveraging of its current capacity to reduce the need for third-party delivery and repair services.
•Specialty rentals segment, or Trench, Power and Fluid Solutions, rental revenue decreased 10.6% year-over-year to $387 million for the quarter, including an organic decrease of 11.7%. Rental gross margin increased by 80 basis points to 46.8%, primarily due to decreases in certain operating costs, including delivery, repairs and labor, partially offset by increases in depreciation expense and certain operating costs as a percentage of revenue. The company has reduced overtime and temporary labor, and has leveraged its current capacity to reduce the need for third-party delivery and repair services. Depreciation expense was largely flat year-over-year, but increased as a percentage of revenue.
•Cash flow from operating activities decreased 8.1% to $1.461 billion for the first six months of 2020, and free cash flow, including aggregated merger and restructuring payments, increased 82.4% to $1.423 billion. The increase in free cash flow was primarily due to decreased net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), partially offset by lower net cash from operating activities. Net rental capital expenditures decreased $771 million year-over-year, primarily reflecting reduced purchases of rental equipment.

•Capital management in 2020 is aligned with the company’s plan announced in June 2019, when the target leverage range was lowered to 2.0x-3.0x, from 2.5x-3.5x. The net leverage ratio was 2.5x at June 30, 2020, as compared to 2.6x at December 31, 2019. Year-to-date, the company has reduced its total net debt by $1.098 billion and repurchased $257 million of common stock under its current $500 million repurchase program, reducing the diluted share count by 2.1%. Further repurchases under the program were paused on March 18, 2020.
•Total liquidity was $3.823 billion as of June 30, 2020, including $127 million of cash and cash equivalents, an increase of $1.680 billion from December 31, 2019. In July 2020, the company issued a redemption notice for the $800 million principal amount of its 5 1/2 percent Senior Notes due 2025, and the redemption is expected to occur in August 2020. Notably, the company has no long-term debt note maturities until 2025.
•Return on invested capital (ROIC) was 9.6% for the 12 months ended June 30, 2020, compared with 10.8% for the 12 months ended June 30, 2019. ROIC exceeded the company’s current weighted average cost of capital of less than 8.0%. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.
Share Repurchase Program
On January 28, 2020, the company's Board of Directors authorized a new $500 million share repurchase program. Through March 18, 2020, when the program was paused due to the pandemic, the company repurchased $257 million of common stock. At this time, the company is unable to estimate when, or if, the program will be restarted, and expects to provide an update at a future date.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 30, 2020, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 7692486.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,169 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.13 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) uncertainty regarding the length of time it will take for the United States and the rest of the world to slow the spread of the novel strain of coronavirus (COVID-19) to the point where applicable governmental authorities are comfortable easing current “social distancing” policies, which have required closing many businesses deemed “non-essential”; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for equipment rentals; (2) the extent to which businesses in and associated with the construction industry, including equipment rental service providers such as us, continue to be deemed “essential” for the purposes of “social distancing” policies in the regions in which we operate; (3) the impact of global economic conditions (including potential trade wars) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (4) the possibility that companies that we have acquired or may acquire, including BakerCorp and BlueLine, could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (5) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (6) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (7) the inability to refinance our indebtedness on terms that are favorable to us (including as a result of current volatility and uncertainty in capital markets due to COVID-19), or at all; (8) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (9) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (10) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (11) overcapacity of fleet in the equipment rental industry, including as a result of reduced demand for fleet due to the impacts of COVID-19 on our customers; (12) inability to benefit from government spending, including spending associated with infrastructure projects; (13) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated (for example, due to COVID-19); (14) rates we charge and time utilization we achieve being less than anticipated (including as a result of COVID-19); (15) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (16) inability to access the capital that our businesses or growth plans may require (including as a result of uncertainty in capital markets due to COVID-19); (17) the incurrence of impairment charges; (18) trends in oil and natural gas could adversely affect the demand for our services and products; (19) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (20) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (21) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (22) the outcome or other potential consequences of regulatory matters and commercial litigation; (23) shortfalls in our insurance coverage; (24) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (25) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (26) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (27) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (28) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (29) competition from existing and new competitors; (30) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (31) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (32) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations and operations generally; (33) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (34) the effect of changes in tax law. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended

December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$1,642	$1,960	$3,425	$3,755
Sales of rental equipment	176	197	384	389
Sales of new equipment	53	60	115	122
Contractor supplies sales	23	27	48	51
Service and other revenues	45	46	92	90
Total revenues	1,939	2,290	4,064	4,407
Cost of revenues:
Cost of equipment rentals, excluding depreciation	647	769	1,394	1,511
Depreciation of rental equipment	395	399	821	794
Cost of rental equipment sales	105	116	230	241
Cost of new equipment sales	46	51	100	105
Cost of contractor supplies sales	16	19	34	36
Cost of service and other revenues	29	25	57	48
Total cost of revenues	1,238	1,379	2,636	2,735
Gross profit	701	911	1,428	1,672
Selling, general and administrative expenses	222	271	489	551
Merger related costs	—	—	—	1
Restructuring charge	3	6	5	14
Non-rental depreciation and amortization	95	105	195	209
Operating income	381	529	739	897
Interest expense, net	130	180	266	331
Other income, net	—	(2)	(4)	(5)
Income before provision for income taxes	251	351	477	571
Provision for income taxes	39	81	92	126
Net income	$212	$270	$385	$445
Diluted earnings per share	$2.93	$3.44	$5.25	$5.62

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$127	$52
Accounts receivable, net	1,226	1,530
Inventory	107	120
Prepaid expenses and other assets	162	140
Total current assets	1,622	1,842
Rental equipment, net	9,086	9,787
Property and equipment, net	609	604
Goodwill	5,135	5,154
Other intangible assets, net	761	895
Operating lease right-of-use assets	666	669
Other long-term assets	21	19
Total assets	$17,900	$18,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$806	$997
Accounts payable	316	454
Accrued expenses and other liabilities	799	747
Total current liabilities	1,921	2,198
Long-term debt	9,599	10,431
Deferred taxes	1,820	1,887
Operating lease liabilities	532	533
Other long-term liabilities	121	91
Total liabilities	13,993	15,140
Common stock	1	1
Additional paid-in capital	2,450	2,440
Retained earnings	5,660	5,275
Treasury stock	(3,957)	(3,700)
Accumulated other comprehensive loss	(247)	(186)
Total stockholders’ equity	3,907	3,830
Total liabilities and stockholders’ equity	$17,900	$18,970

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income	$212	$270	$385	$445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	490	504	1,016	1,003
Amortization of deferred financing costs and original issue discounts	3	4	7	8
Gain on sales of rental equipment	(71)	(81)	(154)	(148)
Gain on sales of non-rental equipment	(2)	(1)	(3)	(3)
Gain on insurance proceeds from damaged equipment	(7)	(5)	(13)	(12)
Stock compensation expense, net	15	16	28	31
Merger related costs	—	—	—	1
Restructuring charge	3	6	5	14
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	32	—	32
(Decrease) increase in deferred taxes	(63)	28	(62)	49
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	192	(34)	297	39
Decrease (increase) in inventory	7	(16)	12	(25)
Decrease (increase) in prepaid expenses and other assets	28	(35)	(2)	(23)
(Decrease) increase in accounts payable	(168)	193	(135)	211
Increase (decrease) in accrued expenses and other liabilities	178	42	80	(32)
Net cash provided by operating activities	817	923	1,461	1,590
Cash Flows From Investing Activities:
Purchases of rental equipment	(145)	(872)	(353)	(1,129)
Purchases of non-rental equipment	(49)	(55)	(102)	(97)
Proceeds from sales of rental equipment	176	197	384	389
Proceeds from sales of non-rental equipment	11	7	20	15
Insurance proceeds from damaged equipment	7	5	13	12
Purchases of other companies, net of cash acquired	(2)	(22)	(2)	(195)
Purchases of investments	—	(1)	(1)	(1)
Net cash used in investing activities	(2)	(741)	(41)	(1,006)
Cash Flows From Financing Activities:
Proceeds from debt	1,103	3,163	3,620	4,590
Payments of debt	(2,305)	(3,107)	(4,680)	(4,679)
Payments of financing costs	(1)	(10)	(10)	(19)
Proceeds from the exercise of common stock options	—	6	1	10
Common stock repurchased (1)	—	(211)	(276)	(454)
Net cash used in financing activities	(1,203)	(159)	(1,345)	(552)
Effect of foreign exchange rates	2	—	—	—
Net (decrease) increase in cash and cash equivalents	(386)	23	75	32
Cash and cash equivalents at beginning of period	513	52	52	43
Cash and cash equivalents at end of period	$127	$75	$127	$75
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$18	$69	$21	$73
Cash paid for interest	85	122	259	301
(1)We have an open $500 million share repurchase program that commenced in 2020. As discussed above, we have decided to pause repurchases under the program, due to the COVID-19 pandemic, while we assess our available sources and anticipated uses of cash. At this time, we are unable to estimate when, or if, the program will be restarted, and expect to provide an update at a future date. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2020	(0.7)%	(1.5)%	(13.6)%	(0.4)%	(16.2)%
Six Months Ended June 30, 2020	0.7%	(1.5)%	(7.7)%	(0.3)%	(8.8)%
Please refer to our Second Quarter 2020 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix. The negative fleet productivity above includes the impact of COVID-19, which resulted in rental volume declines in response to shelter-in-place orders and other market restrictions.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
General Rentals
Reportable segment equipment rentals revenue	$1,255	$1,527	(17.8)%	$2,649	$2,950	(10.2)%
Reportable segment equipment rentals gross profit	419	593	(29.3)%	867	1,094	(20.7)%
Reportable segment equipment rentals gross margin	33.4%	38.8%	(540) bps	32.7%	37.1%	(440) bps
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$387	$433	(10.6)%	$776	$805	(3.6)%
Reportable segment equipment rentals gross profit	181	199	(9.0)%	343	356	(3.7)%
Reportable segment equipment rentals gross margin	46.8%	46.0%	80 bps	44.2%	44.2%	— bps
Total United Rentals
Total equipment rentals revenue	$1,642	$1,960	(16.2)%	$3,425	$3,755	(8.8)%
Total equipment rentals gross profit	600	792	(24.2)%	1,210	1,450	(16.6)%
Total equipment rentals gross margin	36.5%	40.4%	(390) bps	35.3%	38.6%	(330) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Numerator:
Net income available to common stockholders	$212	$270	$385	$445
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.2	78.3	73.1	78.8
Effect of dilutive securities:
Employee stock options	—	0.1	—	0.2
Restricted stock units	0.1	0.1	0.2	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.3	78.5	73.3	79.2
Diluted earnings per share	$2.93	$3.44	$5.25	$5.62

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Earnings per share - GAAP, as-reported	$2.93	$3.44	$5.25	$5.62
After-tax impact of:
Merger related costs (2)	—	—	—	0.01
Merger related intangible asset amortization (3)	0.59	0.64	1.15	1.28
Impact on depreciation related to acquired fleet and property and equipment (4)	0.02	0.12	0.06	0.26
Impact of the fair value mark-up of acquired fleet (5)	0.10	0.15	0.23	0.41
Restructuring charge (6)	0.04	0.06	0.06	0.13
Asset impairment charge (7)	—	0.03	0.27	0.03
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.30	—	0.30
Earnings per share - adjusted	$3.68	$4.74	$7.02	$8.04
Tax rate applied to above adjustments (1)	25.2%	25.3%	25.2%	25.4%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the BakerCorp International Holdings, Inc. (“BakerCorp”) and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(3)Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $338 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets. The six months ended June 30, 2020 includes a $26 million asset impairment charge, which was not related to COVID-19, primarily associated with the discontinuation of certain equipment programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$212	$270	$385	$445
Provision for income taxes	39	81	92	126
Interest expense, net	130	180	266	331
Depreciation of rental equipment	395	399	821	794
Non-rental depreciation and amortization	95	105	195	209
EBITDA	$871	$1,035	$1,759	$1,905
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	3	6	5	14
Stock compensation expense, net (3)	15	16	28	31
Impact of the fair value mark-up of acquired fleet (4)	10	16	22	43
Adjusted EBITDA	$899	$1,073	$1,814	$1,994
Net income margin	10.9%	11.8%	9.5%	10.1%
Adjusted EBITDA margin	46.4%	46.9%	44.6%	45.2%
(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $338 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$817	$923	$1,461	$1,590
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(7)	(8)
Gain on sales of rental equipment	71	81	154	148
Gain on sales of non-rental equipment	2	1	3	3
Gain on insurance proceeds from damaged equipment	7	5	13	12
Merger related costs (1)	—	—	—	(1)
Restructuring charge (2)	(3)	(6)	(5)	(14)
Stock compensation expense, net (3)	(15)	(16)	(28)	(31)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(32)	—	(32)
Changes in assets and liabilities	(108)	(108)	(112)	(136)
Cash paid for interest	85	122	259	301
Cash paid for income taxes, net	18	69	21	73
EBITDA	$871	$1,035	$1,759	$1,905
Add back:
Merger related costs (1)	—	—	—	1
Restructuring charge (2)	3	6	5	14
Stock compensation expense, net (3)	15	16	28	31
Impact of the fair value mark-up of acquired fleet (4)	10	16	22	43
Adjusted EBITDA	$899	$1,073	$1,814	$1,994
(1)Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions that were completed in 2018. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, National Pump, which had annual revenues of over $200 million prior to the acquisition, NES, which had annual revenues of approximately $369 million prior to the acquisition, Neff, which had annual revenues of approximately $413 million prior to the acquisition, BakerCorp, which had annual revenues of approximately $295 million prior to the acquisition and BlueLine, which had annual revenues of approximately $786 million prior to the acquisition.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed five restructuring programs. We have cumulatively incurred total restructuring charges of $338 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$817	$923	$1,461	$1,590
Purchases of rental equipment	(145)	(872)	(353)	(1,129)
Purchases of non-rental equipment	(49)	(55)	(102)	(97)
Proceeds from sales of rental equipment	176	197	384	389
Proceeds from sales of non-rental equipment	11	7	20	15
Insurance proceeds from damaged equipment	7	5	13	12
Free cash flow (1)	$817	$205	$1,423	$780
(1)Free cash flow included aggregate merger and restructuring related payments of $3 million and $8 million for the three months ended June 30, 2020 and 2019, respectively, and $5 million and $16 million for the six months ended June 30, 2020 and 2019, respectively.
The table below provides a reconciliation between 2020 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,250- $2,550
Purchases of rental equipment	$(800)-$(900)
Proceeds from sales of rental equipment	$700-$800
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(150)-$(250)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,000- $2,200